Exhibit 10.2

Description of Amendments to Certain Fannie Mae Retirement Plans

On April 22, 2013, the following amendments to the Fannie Mae Supplemental Pension Plan (the “SPP”), the Fannie Mae Supplemental Pension Plan of 2003 (the “SPP 2003”) and the Fannie Mae Supplemental Retirement Savings Plan (the “SRSP”) were approved:

1.	The SPP and the SPP 2003 were amended, effective June 30, 2013, to cease all benefit accruals under the plans as of June 30, 2013.

2.
The SRSP was amended such that, effective as of July 1, 2013, employees who were previously earning benefits under the Fannie Mae Retirement Plan for Employees Not Covered Under Civil Service Retirement Law (“grandfathered employees”) are eligible for the same employer credits as are provided for other participants in the SRSP.

3.
In addition, the SRSP was amended, effective as of July 1, 2013, to provide a five year transition benefit for grandfathered employees who, as of June 30, 2013, are at least age 50 and the sum of whose age and years of service (within the meaning of the Retirement Plan) is at least 65. This transition benefit consists of an employer non-discretionary credit equal to 4% of the grandfathered employee’s eligible earnings in excess of the IRS limit on compensation that may be taken into account for 401(k) plans. Eligible earnings are subject to a limit of two times base salary.